Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

August 12, 2021

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403

Re: Offering of 2.950% Notes due 2051 and 1.600% Notes due 2030

Ladies and Gentlemen:

We have acted as counsel to Franklin Resources, Inc. (the “Company”), a Delaware corporation in connection with the issuance and sale by the Company of (i) $350,000,000 of the Company’s 2.950% Notes due 2051 (the “2051 Notes”) and (ii) $100,000,000 of the Company’s 1.600% Notes due 2030 (the “2030 Notes”, and, together with the 2051 Notes, the “Notes”) pursuant to that certain Underwriting Agreement, dated August 5, 2021, by and among BofA Securities, Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as representatives of the underwriters named on Schedule I to the Underwriting Agreement, and the Company (the “Underwriting Agreement”). The Notes will be issued under an Indenture, dated as of October 6, 2020 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by that certain Officer’s Certificate Establishing the Terms of the 1.600% Notes due 2030, dated October 19, 2020, and that certain Officer’s Certificate regarding the Issuance of Additional 1.600% Notes due 2030 and Establishing the Terms of the 2.950% Notes due 2051, dated August 12, 2021 (together with the Base Indenture, the “Indenture”).

The Notes are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-249350), originally filed with the Securities and Exchange Commission (the “Commission”) on October 6, 2020, which Registration Statement became automatically effective upon filing (the “Registration Statement”), and (ii) the final prospectus supplement, dated August 5, 2021 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) certified copies of the certificate of incorporation, as amended, and amended and restated by-laws of the Company, (v) the Underwriting Agreement, (vi) the forms of global certificates evidencing the Notes, and (vii) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

NEW YORK   WASHINGTON   HOUSTON   PALO ALTO   SAN FRANCISCO   CHICAGO   PARIS   LONDON   FRANKFURT   BRUSSELS   MILAN   ROME

Franklin Resources, Inc.

August 12, 2021

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents, and statements and representations of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due organization, valid existence and good standing of all parties (other than the Company) under all applicable laws; (iv) the legal right and power of all parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; (v) the due authorization of all documents, agreements and instruments (including the Indenture) by all parties thereto (other than the Company) and the binding effect of such documents, agreements and instruments on all parties (other than the Company); (vi) that all consents, approvals and authorizations by any governmental authority required to be obtained by all parties (other than the Company) have been obtained by such parties; and (vii) the capacity of natural persons.

A. Based on the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Notes, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, entitled to the benefits of the Indenture.

B. The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

1. The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing) and the Federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

2. The opinions set forth above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at

Franklin Resources, Inc.

August 12, 2021

law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this opinion letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

3. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP